Exhibit 99.2
WELLS HOME
FARGO MORTGAGE
1 Home Campus
Des Moines, IA 50328

Assertion of Management of Wells Fargo Home Mortgage, a division of Wells
Fargo Bank, N.A

As of and for the year ended December 31, 2004, Wells Fargo Home Mortgage, a division of Wells Fargo Bank, N.A. (the Company) has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of
America's Uniform Single Attestation Program for Mortgage Bankers.

As of and for this same period, the Company had in effect a fidelity bond along with an errors and omissions policy in the amounts of $100 million and $20 million, respectively.

/s/ Michael J. Heid
Michael J. Heid, Division President, Capital Markets, Finance, & Administratio n
Wells Fargo Home Mortgage, a division of Wells Fargo Bank, N.A.
February 23, 2005

/s/ Franklin R. Codel
Franklin R. Codel, Executive Vice President, Finance and Corporate Real Estate
Wells Fargo Home Mortgage, a division of Wells Fargo Bank, N.A.
February 23, 2005

/s/ Michael Lepore
Michael Lepore, Executive Vice President, Institutional Lending
Wells Fargo Home Mortgage, a division of Wells Fargo Bank, N.A.

/s/ Mary Coffin
Mary Coffin, Executive Vice President, Servicing & Post Closing
Wells Fargo Home Mortgage, a division of Wells Fargo Bank, N.A.
February 23, 2005

Wells Fargo Home Mortgage
is a division of Wells Fargo Bank, NA.